Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated May 7, 2012

$[—] Buffered SuperTrackSM Digital Notes due May 30, 2014 Linked to the Performance of the SPDR® S&P® Metals & Mining ETF Global Medium-Term Notes, Series A, No. E-7274

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 29, 2012

Issue Date:	May 31, 2012

Final Valuation Date:	May 27, 2014*

Maturity Date:	May 30, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	SPDR® S&P® Metals and Mining ETF (the “ETF”) (Bloomberg ticker symbol: “XME UP <Equity>”)

Digital Percentage:	[18.00% - 20.00%]*** *** The actual Digital Percentage will be set on the Initial Valuation Date and will not be less than 18.00%.

Buffer Percentage:	20.00%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment (subject to our credit risk) determined as follows:

If the Reference Asset Return is greater than or equal to 0%, you will receive a cash payment calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Digital Percentage]

If the Reference Asset Return is less than 0% and equal to or greater than -20.00%, you will receive a cash payment at maturity (subject to our credit risk) of $1,000 per $1,000 principal amount note.

If the Reference Asset Return is less than -20.00%, you will receive a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 multiplied by the product of (x) the sum of (i) the Reference Asset Return and (ii) the Buffer Percentage. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + 20%)]

If the Reference Asset declines by more than 20% from the Initial Price to the Final Price, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20%. You may lose up to 80% of your principal. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$[—], the Reference Asset Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Reference Asset Closing Price of the ETF on the Final Valuation Date.

Reference Asset Closing Price:

With respect to a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “XME UP <Equity>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Reference Asset Closing Price will be based on the alternate calculation of the ETF as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K4R9 and US06738K4R95

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	97.50%	2.50%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming an Initial Price of $48.28 and a Digital Percentage of 18.00%. The hypothetical total returns set forth below do not take into account any tax consequences of investing in the Notes.

ETF Final Price ($)	Reference Asset Return of the ETF	Payment at Maturity*	Total Return on Notes
96.56	100.00%	$1,180.00	18.00%
91.73	90.00%	$1,180.00	18.00%
86.90	80.00%	$1,180.00	18.00%
82.08	70.00%	$1,180.00	18.00%
77.25	60.00%	$1,180.00	18.00%
72.42	50.00%	$1,180.00	18.00%
67.59	40.00%	$1,180.00	18.00%
62.76	30.00%	$1,180.00	18.00%
57.94	20.00%	$1,180.00	18.00%
53.11	10.00%	$1,180.00	18.00%
51.90	7.50%	$1,180.00	18.00%
50.69	5.00%	$1,180.00	18.00%
49.49	2.50%	$1,180.00	18.00%
48.28	0.00%	$1,180.00	18.00%
45.87	-5.00%	$1,000.00	0.00%
43.45	-10.00%	$1,000.00	0.00%
41.04	-15.00%	$1,000.00	0.00%
38.62	-20.00%	$1,000.00	0.00%
33.80	-30.00%	$900.00	-10.00%
28.97	-40.00%	$800.00	-20.00%
24.14	-50.00%	$700.00	-30.00%
19.31	-60.00%	$600.00	-40.00%
14.48	-70.00%	$500.00	-50.00%
9.66	-80.00%	$400.00	-60.00%
4.83	-90.00%	$300.00	-70.00%
0.00	-100.00%	$200.00	-80.00%

*	Per $1,000 principal amount Note

PPS–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $48.28 to a Final Price of $57.94.

Because the Reference Asset Return of 20.00% is not less than 0.00%, the investor receives a payment at maturity of $1,180.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Digital Percentage]

$1,000 + [$1,000 × 18.00%] = $1,180.00

The total return on the investment of the Notes is 18.00%.

Example 2: The price of the ETF decreases from an Initial Price of $48.28 to a Final Price of $43.45.

Because the Final Price of $43.45 is less than the Initial Price of $48.28 but the Reference Asset Return of -10.00% is equal to or greater than -20.00%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The price of the ETF decreases from an Initial Price of $48.28 to a Final Price of $33.80.

Because the Final Price of $33.80 is less than the Initial Price of $48.28 and the Reference Asset Return of -30.00% is less than -20.00%, the investor will receive a payment at maturity of $900.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-30.00% + 20.00%)] = $900.00

The total return on the investment of the Notes is -10.00%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” of the prospectus supplement.

•

Exposure to the ETF—The payment at maturity on your Notes is linked to the performance of the ETF from the Initial Price to the Final Price. The ETF is designed to track, before fees and expenses, the performance of the S&P Metals and Mining Select Industry Index (the “Underlying Index”). For more information, please see “Description of the ETF” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section

PPS–3

applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF, which would be subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe that Section 1260 should not apply to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes. Because the application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the ETF that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certifications prior to, or upon the sale or maturity of the Notes in order to avoid or minimize withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

PPS–4

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Digital Notes”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment, if any, at maturity of the Notes is linked to the performance of the ETF and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. If the closing price per share of the ETF declines by more than 20% from the Initial Price to the Final Price, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. You may lose up to 80% of the principal amount of your Notes if the price per share of the ETF declines from the Initial Price to the Final Price.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Limited Protection Only at Maturity and Only to the Extent Afforded by the Buffer Percentage—If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Price declines from the Initial Price. If the Final Price declines from the Initial Price by more than 20.00%, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -20.00%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

The Payment at Maturity of Your Notes is Not Based on Any Price of the ETF at Any Time Other than the Final Price of the ETF on the Final Valuation Date—The Final Price of the ETF and the Reference Asset Return will be based solely on the Reference Asset Closing Price of the ETF on the Final Valuation Date (subject to adjustments as described in the prospectus supplement) as compared to the Initial Price on the Initial Valuation Date. Therefore, if the price of the ETF dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop. Although the price of the ETF on the Maturity Date or at other times during the life of your Notes may be higher than the Final Price of the ETF on the Final Valuation Date, you will not benefit from any increases in the price of the ETF other than those increases, if any, represented by the Final Price on the Final Valuation Date as compared to the Initial Price on the Initial Valuation Date specified on the cover page of this preliminary pricing supplement.

•

Your Maximum Return on the Notes Is Limited to the Digital Percentage—If the Index Return is equal to or greater than 0%, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount equal to a predetermined percentage of the principal amount. We refer to this percentage as the Digital Percentage, which will be set on the Initial Valuation Date and will not be less than 18.00%. Accordingly, assuming that the Digital Percentage is set at 18.00%, the maximum payment that you may receive at maturity for your Notes will be $1,800.00 per $1,000 principal amount Note that you hold. You will not participate in any appreciation of the Index in excess of the Digital Percentage, which may be significant.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Risks of Investing in Foreign Securities—Investments in the securities of non-U.S. issuers involve risks beyond those associated with investments in U.S. securities. These additional risks include greater market volatility, the availability of less

PPS–5

reliable financial information, higher transactional and custody costs, taxation by foreign governments, decreased market liquidity and political instability. Because the ETF may invest in securities denominated in foreign currencies and some of the income received by the ETF generally will be in foreign currencies, changes in currency exchange rates may negatively impact the ETF’s return. In addition, the ETF may invest in depositary receipts which involve similar risks to those associated with investments in foreign securities.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the ETF or holders of securities comprising the Underlying Index would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, commodities futures contracts, commodities and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, its Underlying Index. The ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index. Because the return on your Notes is linked to the performance of the ETF and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index or the components of the Underlying Index.

•

The Stocks in Which the ETF Generally Invests are Concentrated in One Industry—As described below under “Description of the ETF”, the ETF is designed to replicate, as closely as possible, before fees and expenses, the ETF Underlying Index. In order to achieve its objective, under normal market conditions, the ETF generally invests substantially all of its total assets in the securities comprising the ETF Underlying Index. All of the stocks included in the ETF Underlying Index are issued by companies in the metals and mining industry. As a result, the stocks that will, under normal market conditions, determine the performance of the ETF are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks comprising the ETF Underlying Index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the metals and mining industry. Accordingly, by investing in the Notes, holders will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.

•

The Performance of the ETF is Generally Linked to the Performance of the Metals and Mining Industry, and Adverse Conditions in the Metals and Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the ETF invests substantially all of its assets in the stock of companies in the metals and mining industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, fluctuations in the market prices of the metals or other commodities produced or sold by such companies, the availability of energy supplies and natural resources and costs associated with compliance with numerous environmental laws and regulations. Any adverse developments in the metals and mining industry resulting from such factors may have a negative effect on the value of your Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

PPS–6

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	supply and demand for the Notes;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–7

Description of the ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the SEC file number specified below.

We have not undertaken any independent review or due diligence of the SEC filings of the issuer of the ETF or of any other publicly available information regarding the issuer of the ETF. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

We have derived all information contained in this preliminary pricing supplement regarding the ETF including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated October 31, 2011 and supplemented as of January 27, 2012, issued by SPDR® Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and SSgA Funds Management, Inc., the investment adviser to the ETF and an affiliate of State Street Global Advisors.

Shares of the ETF are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “XME”. The ETF seeks to replicate, as closely as possible, before expenses, the performance of the Underlying Index. The Underlying Index represents the metals and mining sub-industry portion of the S&P Total Stock Market Index. Under normal market conditions, the ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the Underlying Index. The Underlying Index is one of twenty-five of the S&P Select Industry Indexes, each designed to measure the performance of a narrow sub-industry determined based on the Global Industrial Classification Standards.

Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively. Additional information regarding the ETF is available at the SPDR website at http://www.spdrs.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Historical Information

The following graph sets forth the historical performance of the ETF based on daily closing prices from June 22, 2006 through April 27, 2012. The Closing Price per share of the ETF on April 27, 2012 was $48.28.

We obtained the ETF closing prices below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Reference Asset Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your principal.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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